Exhibit 10.1

Thelen Translation (10-10-2008)

Equity Transfer Agreement

This Equity Transfer Agreement is entered into as of October 10, 2008 in Xi'an by and between the following parties:

Transferor: Fan Qingchun (hereinafter the "Transferor")

The Transferor is an individual residing in the People's Republic of China with the ID card No. 412901196912053094 and his address is Room 508, Building 2, Suojinsicun, Xuanwu District, Nanjing City.

The Transferee: Shandong Taibang Biological Products Co., Ltd. (hereinafter, the "Transferee")

The Transferee has been established in the People's Republic of China with the business license code Qi He Lu Tai Zong Zi No. 000689, and its registered address is No. 14 Hushandong Road, Tai'an City, Shandong Province.

Whereas:

1.

Xi'an Huitian Blood Products Co., Ltd. (hereinafter, the "Xi'an Huitian"), established by the Transferor and Shaanxi Power Construction Corporation (hereinafter, the "Shaanxi Power Construction"), is a limited liabilities company duly established and lawfully existing. Xi'an Huitian was established on October 17, 1996. Its Business License Number is 610131100005945 and the domicile is at No. 9, Guangde Road, Xi'an Hi-Tech Industries Development Zone. Its registered capital is RMB 51,000,000 and its enterprise form is limited liabilities company.

2.

The Transferor is a lawful shareholder of Xi'an Huitian and his capital contribution in the registered capital of Xi'an Huitian is RMB17,850,000, holding 35% of the equity interest in Xi'an Huitian (hereinafter, the "Subject Equity Interests").

3.

The Transferor proposes to transfer such Subject Equity Interests to the Transferee so that the Transferee would finally hold 35% of the total equity interest in Xi'an Huitian, and the Transferee agrees to accept such transfer.

4.

The Transferor holds lawful titles to the Subject Equity Interests, and the Transferor has not entered into any agreement for sales of the Subject Equity Interests or any binding option agreement or right of first refusal agreement with any third Person except the Transferee. There does not exist any Security Interests or judicial garnishment or attachment upon the Subject Equity Interests and affiliated interests therein.

5.

This equity transfer has been unanimously approved by shareholders' meeting of Xi'an Huitian, and Shaanxi Power Construction has agreed on this equity transfer and has not waived its right of first refusal.

6.

 The Transferee proposes to accept the Subject Equity Interests, and this equity transfer has been approved by the Board of Directors of the Transferee.

7.

The Transferee has engaged Intermediary Agents to investigate and audit the assets, financials, material contracts, internal control and other information and data of Xi'an Huitian and has been aware of the basic status of Xi'an Huitian.

8.

The Transferee has paid the Transferor RMB 10,000,000 into the bank account designated by the Transferor in this Agreement as the Deposit Money to ensure mutual performance of this Agreement. The Transferor has received such money through the bank account designated by the Transferor in this Agreement and pledges that it will perform this Agreement in earnest.

9.

The blood product industry is restricted for foreign investment, and this equity transfer needs approval from Government Authorities; this equity transfer has not been approved by Government Authorities

NOW THEREFORE, through friendly consultation and for mutual benefits, the Parties have entered into this agreement for security interests, escrow and transfer of equity interests in accordance with the relevant laws and regulations of the PRC.

Article 1 Definitions

1-1

Unless stipulated otherwise in this Agreement, the following items in this Agreement are defined as follows:

Person: means any natural persons, companies, partnerships, joint ventures, firms, associations, Government Authorities, or other civil subjects.

This Agreement: means this Equity Transfer Agreement and all its attachments and appendices.  "This Agreement" or other similar items refer to the entirety of this Agreement, not any specific articles thereof.  Any "this Agreement" mentioned herein means this Agreement and its attachments and appendices as supplemented and amended from time to time.

Security Interests: means any mortgage, pledge, lien, deposit money, preemptive rights prescribed by law or other third-party priority right.

Affiliated Party: As to any Person, it means any Person controlling such party, being controlled by such party or under common control with such party, directly or indirectly.  If any Person directly or indirectly holds more than 50% of voting equity interests (shares) or economic interests of one party, or has the power to appoint a majority of the Board of Directors of such party, this Person is deemed to have control on such party.

Closing: means that the Transferor registers all the Subject Equity Interests in the name of the Transferee and go through the registration formalities for amending Xi'an Huitian's Contract and Articles of Associations according to this Agreement (completion of the formalities for alteration registration with AIC for equity interests transfer will indicate consummation of Closing).

Date of Closing: means the day on which all the Subject Equity Interests have been registered in the name of the Transferee (i.e. the date on which the alteration registration formalities with AIC are completed for the equity interests transfer).

Transition of Equity Interest or Transition: means that the Transferee, pursuant to the Shareholder Joint Venture and Cooperation Agreement entered into with Shaanxi Power Construction or the entrustment agreement for the Subject Equity Interest entered into with the Transferee, dispatches its staff to Xi'an Huitian to take over all or part of the liabilities and obligations of the Transferor in Xi'an Huitian and enjoy the rights derived from the 35% equity interests in Xi'an Huitian.

Intellectual Property and Administrative Approval: means any patent, patent application right, copyright, trademark, domain name, proprietary technology, commercial secrets, trade name, mark, GMP certificate, production permit, production approval, plasma collection permit and other intellectual products and professional rights, and any rights relating to the application, registration and grants thereof.

Material Adverse Effect:

(1) Any event, circumstance or act, newly discovered by the Transferor or the Transferee after the Date of Execution and not known in the past, which occurred prior to the Date of Transition and will have material adverse effect on the general business, financial conditions, properties, business or performance results of Xi'an Huitian, provided however that no event, circumstance or act should be deemed as Material Adverse Effect if its reasonably expected financial impact is less than 10% of Xi'an Huitian's audited net asset amount for the year 2007 as audited under Independent Auditing Standards of the PRC; Material Adverse Effect also excludes the following: (i) amendments to Independent Auditing Standards and Enterprise Accounting Standards of the PRC; and (ii) revision by the PRC Government Authorities to the laws and their interpretations applicable to enterprises or others.

(2) Material Change: means any change that would or may result in Material Adverse Effect on an independent or accumulative basis.

Effects that materially impede the capabilities of the Transferor or the Transferee to respectively perform their obligations under this Agreement, or effects that materially threaten or impede the performance of the proposed transaction under this Agreement.

Deposit Money: means money paid by the Transferor to the Transferee for performance security purpose to ensure mutual compliance with this Agreement.  If the Transferor breaches this Agreement by transferring the Subject Equity Interests to any third party without prior permission from Transferee and makes this Agreement unenforceable, the Transferor should repay twice such deposit amount.  If the Transferee does not pay the Transferor the second installment in accordance with this Agreement and the Transferor decides to rescind this Agreement with the Transferee, the Transferor will not return such security money.

Subsidiary: As to any Person, if any company or other entity holds more than 50% equity interest of such Person or other interests on the basis of which it could elect the majority of the Board of Directors of such Person, this Person is the Subsidiary of such company or other entity.

Accrued Interests: mean any benefits or rights that would or may accrue on the Subject Equity Interests prior to the Date of Closing, including but not limited to dividends, equity earnings, share dividend, share allotment, etc.

Attachments: All the information and data relating to this Agreement which have been provided by one Party according to the notice methods hereunder and confirmed by the other Party by the Date of Closing, and other agreements entered into by the Parties relating to this Agreement, both of which constitute attachments to this Agreement, including but not limited to the attachment attached to this Agreement.

Data: All written data provided by the Transferor or Xi'an Huitian in the process of due diligence and received by the Transferee, its financial consultant, auditor or attorney.

Plasma Companies: mean plasma collection companies duly established and validly existing in Shaanxi Province.  Xi'an Huitian now solely owns Baishui Huitian Plasmaphoresis Station Co., Ltd. and Fuping Huitian Plasmaphoresis Station Co., Ltd.  Ankang Hanbin Huitian Yongdong Plasmaphoresis Station Co., Ltd. has finished its restructuring and established one-on-one plasma supply relationship with Xi'an Huitian, but it has not completed AIC registration formalities.

Contingent Liabilities: mean the liabilities that Xi'an Huitian shall pay for as a result of external guarantee, debt, contract and litigation, and undisclosed taxation that were concealed prior to the execution of this Agreement.

Obligation to Assist: mean obligations the Transferor has promised to the Transferee that the Transferor will perform in connection with the pledge, entrustment, governmental approvals, AIC alteration registration of the Subject Equity Interests involved in this Agreement that the Transferor could complete independently without assistance or approvals from Governmental Authorities, Xi'an Huitian or Shaanxi Power Construction.

Government Authorities: mean the central and local governments (including the commerce authorities and their subordinates and constituent departments) and entities have been empowered by law or delegated to exercise state administrative power.

1-2

Unless provided otherwise, if expiration of a certain term as required by this Agreement falls upon a date that is not a Business Day, such term will be extended to the immediately following Business Day after such non-Business Day.

Article 2       Equity Transfer Price and Payment

2-1

Equity Transfer Price

2-1-1

The Parties agree that the Transfer Price for Subject Equity Interests and Accrued Interests is RMB44,000,000 only (Forty-Four Million RMB).

2-1-2

The interests of Subject Equity Interests and Accrued Interests are subject to the Shareholders Joint Venture and Cooperation Agreement between the Transferee and Shaanxi Power Construction and the revised Article of Association.

2-1-3

The rights and liabilities between the Transferor, Shaanxi Power Construction and its affiliates and Xi'an Huitian have been confirmed by Xi'an Huitian, the Transferor and Shaanxi Power Construction.

2-2           Payment Dates and Arrangements for Payments:

2-2-1

The Transferor shall, from the date of execution, assist the Transferee in completing the approval formalities for such equity transfer from Government Authorities and assist in AIC alteration registration of the Subject Equity Interests and register the Subject Equity Interests in the name of the Transferee or the Affiliated Party.  After the AIC alteration registration, the Deposit Money of RMB 10,000,000 paid by the Transferee to the Transferor will automatically become the initial installment of consideration.

2-2-2

Simultaneous to the execution of this Equity Transfer Agreement, the Transferor and the Transferee will sign a pledge agreement and an entrustment agreement regarding the Subject Equity Interests, under which the Transferor shall immediately pledge the Subject Equity Interests to the Transferee or a financial institution designated by the Transferee and the entrustment agreement shall be immediately notarized,   which shall take effect after the second installment is paid from the Transferee to the Transferor.  Within 5 days after completion of the pledge and notarization formalities, the Transferee shall pay RMB 12,000,000 to the Transferor as the second installment.  With the assistance from the Transferor, the Transferee shall complete the pledge and entrustment formalities for the Subject Equity Interests within one month after the execution of this Agreement.  If the pledge and entrustment formalities for the Subject Equity Interests could not be completed within one month after the execution of this Agreement for any reason other than absence of timely assistance from the Transferor, the Transferee shall still pay the second installment to the Transferor.  After the Transferor has received the second installment, the entrustment agreement of the Subject Equity Interests shall immediately take effect and the Transferor shall immediately formally entrust the Subject Equity Interests to the Transferee.  The Transferor shall finish the transition matters for Xi'an Huitian according to the requirements of the Transferee and shall agree that the Transferee will exercise all the rights of 35% equity interests in Xi'an Huitian and enjoy all the benefits therefrom.

2-2-3

There shall be interests accrued upon  the Transferee's unpaid transfer price, calculated at annual rate of 8% from October 1, 2008.  The balance of the transfer price shall be fully paid within 5 days following the 6 months anniversary of October 1, 2008.  If the Transferor's failure to provide timely assistance to the completion of pledge and entrustment of equity interests, governmental approvals of the equity transfer and AIC alteration registration leads to any delay in the completion of such formalities, then the Transferee has the right to correspondingly postpone the payment of the transfer price without interests accruing during the period of such postponement, unless the Transferee has already been in breach of this Agreement.

2-2-4

If it is found that there are pre-existing Contingent Liabilities in Xi'an Huitian before the date of execution, the Transferee will deduct 35% of such Contingent Liabilities and then pay the post-deduction balance of the transfer price according to Article 2-2-3.

2-2-5

If the Transferee fails to pay within 10 working days after each due date for any installment, there will be  liquidated damages in the amount of 10% of such unpaid due amount in addition to the accrued interests.  This liquidated damages and the interests under Article 2-2-3 shall be calculated and paid at the payment of the last installment.  If the Transferor fails to assist in completion of the abovementioned formalities within 10 working days from the receipt of a notice from the Transferee requesting such assistance, the Transferor shall pay to the Transferee as liquidated damages an amount equal to 10% of the portion of the equity transfer price paid by the Transferee, unless the Transferee has already been in breach of this Agreement.  Such liquidated damages shall be applied when the Transferee pays the last installment.

2-2-6

The Transferee shall wire transfer the Transfer Payment to the following bank account or other bank account designated by the Transferor:

Receiver: Zhengzhou Antuo Investment Co., Ltd.
Bank: Bank of China, Zhengzhou Hi-Tech Development Zone Branch
Bank Account: 633941250888091001

Article 3       Closing and Transition

3-1

On the date of execution of this Agreement, the Transferee has entered into a Shareholders Joint Venture and Cooperation Agreement with Shaanxi Power Construction and has finished the execution of relevant legal documents including amendment to the Articles of Association of Xi'an Huitian.

3-2

The Transferor should, prior to the closing of the Subject Shares, perform the Obligation to Assist Transferee so as to secure Governmental Authorities' approvals and AIC alteration registration formalities as soon as possible for this equity transfer. If Governmental Authorities and AIC object to anything in this Agreement and requires its revision, the Parties shall negotiate to revise this Agreement and submit the revised Agreement to Governmental Authorities and AIC for approval.

3-3

The Transferor agrees that the Transferee may hold the equity in entrustment from the Transition till the Closing, exercise the full powers that Transferor holds in Xi'an Huitian, and will be entitled to all the revenues from it.

3-4

 Both parties should make reasonable efforts to complete the Transition for the Subject Equity within 30 days of the effectiveness of this Agreement.  The Closing of this equity transfer should be consummated within 30 days of approval by Government Authorities .  After the Closing, the Transferee should enjoy its rights as a shareholder and fulfill its obligations as a shareholder according to the law, regulations and the amended Articles of Association of Xi'an Huitian.

3-5

The Transferor is a natural person.  To assist the Transferee from time to time in fulfilling its obligations relating to the Closing, the Transferor shall, pursuant to the request of the Transferee, conduct notarization-related engagement with natural persons designated by the Transferee in relation to the registration procedures for this equity transfer.

Article 4        Representations and Warranties of the Transferor

The Transferor  has, pursuant to requests by Transferee and its financial consultant, auditors and attorneys, provided to   the Transferee and its financial consultant, auditor and attorney accurate and true Data relating to the transfer of equity interest in Xi'an Huitian, and has not concealed, or misled the Transferee on, any information relating to Xi'an Huitian.  The Transferor hereby represents and warranties on the Date of Execution as follows, and if there may be or has been any circumstance beyond the provisions of this Article 4 at any time between the Date of Execution and the Date of Transition, the Transferor shall immediately inform the Transferee in writing, and negotiate with the Transferee for mutual resolution so that the Transferee could seriously consider if it would still accept the equity transfer.

4-1

Due Organization and Valid Existence

4-1-1

Xi'an Huitian is a limited liabilities company duly organized and lawfully and validly existing according to PRC Law.  It has all the necessary capacity and authority for ongoing operation of its current business.  The Transferor has prepared and delivered to the Transferee the true and accurate copies of Blood Product Enterprise Operation Permit, Enterprise Legal Person Business License and Articles of Association (collectively hereinafter, the "Xi'an Huitian Constitutional Documents").  Xi'an Huitian has valid constitutional documents, and has been approved by Ministry of Health of the PRC to perform its business in China as a blood product producing enterprise.

4-1-2

When the Transferor executes and delivers this Agreement or complies with provisions under this Agreement, it will

(1)

not violate any provision of Xi'an Huitian Constitutional Documents; or, in case of any violation, has obtained relevant exemption from liabilities;

(2)

To the extent of the Transferor's knowledge, not violate PRC Law.

In addition, any contract or agreement that has been entered into by the Transferor will not effect the execution of this Agreement by the Transferor or its performance of rights and obligations under this Agreement.

4-2

Equity Interest

4-2-1 The registered capital of Xi'an Huitian is RMB 51,000,000, and there does not exist any third party priority, right of subscription, option or other rights, or court decree, judgment or convertible bonds pursuant to which Xi'an Huitian should increase or decrease its registered capital.

4-2-2 The Transferor holds lawful title to the Equity Interest to Be Transferred.  The Transferor has not entered into any agreement with any third Person other than the Transferee for sales of the shares of Xi'an Huitian or for the issuance of new share, or any binding agreement regarding any option or preemptive right.  The Equity Interest to Be Transferred is based on valid capital contribution and has full power and right as listed in Xi'an Huitian Constitutional Documents.  There exist on the Equity Interest to Be Transferred and the affiliated interests no Security Interests or judicial garnishment or attachment.  The Transferor warrants that the Transferee would not be subject to any form of claim.

4-3

Subsidiary

Xi'an Huitian has exactly one following Subsidiary, and only has the following equity interest in the following Subsidiary:

Xi'an Huitian now solely owns Baishui Huitian Plasmaphoresis Station Co., Ltd. and Fuping Huitian Plasmaphoresis Station Co., Ltd.  Ankang Hanbin Huitian Yongdong Plasmaphoresis Station Co., Ltd. has finished its restructuring and established one-on-one plasma supply relationship with Xi'an Huitian, but the investment fund has not been paid and it has not completed AIC registration formalities.

Xi'an Huitian has no other Subsidiary except the above.  The Transferor has provided to the Transferee information on equity ownership and business model of the three plasmaphoresis stations.

4-4

Financial Information

4-4-1

The Transferor has delivered to the Transferee the duplicate of reports issued by accounting firm for him as of August 31, 2008 (including balance sheet, profit statement, cash flow statement, reconciliation  statement, etc., collectively the "Audited Financial Information").  The Transferor warrants that Xi'an Huitian has no external guarantee, or hidden liabilities or contracts as of September 12, 2008.

4-4-2

Real Estate, Titles to Production Equipment and Security Interests

Xi'an Huitian has good and disposable titles respectively to its owned or leased assets (as to the owned real estate and production equipment) or valid and binding lease interests (as to the leased assets), and there does not exist any Security Interests, judicial garnishment or attachment or any claim by any third party thereon, but not including:

(i)

Security Interests listed in the Audited Financial Information or Non-Audited Financial Information;

(ii)

Security Interests publicly registered in any real estate registration authority.

4-5

Contracts

Except those provided by the Transferor to the Transferee, on September 12, 2008 and the Transition, Xi'an Huitian is not a party to any of the following contract or agreement, nor is it subject to any of the following contract or agreement:

(1)

Joint venture agreement, partnership agreement, or cooperation agreement entered into with any other Person involving sharing of profits, loss, cost or debt;

(2)

Any agreement entered into outside ordinary course of business after the Date of Execution for the purchase or disposal of the business or assets of Xi'an Huitian, the amount of which exceeds RMB500,000;

(3)

Agreement involving the offer to any Person of preemptive rights to purchase any assets or real estate of Xi'an Huitian, excluding those preemptive rights that are required by PRC Law to be provided to a third party;

4-6

Tax

Except those as listed in the Audited Financial Information, (i) all the tax returns regarding Xi'an Huitian required to be submitted prior to the Date of Execution have been submitted within the time limit according to PRC Law, and (ii) all the due taxes as listed in the relevant tax returns have been fully paid or provided for.

4-7

Intellectual Property and Administrative Approvals

The Intellectual Property and Administrative Approvals held by Xi'an Huitian regarding which the Transferor has provided information to the Transferee is lawfully owned by Xi'an Huitian, and there is no dispute or encumbrances thereon.

4-8

Labor Dispute and Labor Contract

Xi'an Huitian has not been involved in any material pending dispute or actions with its employees or trade union.  Xi'an Huitian has provided appropriate labor protection and social security and welfare according to PRC Law for a portion of its employees.

Article 5       Representations and Warranties of the Transferee

The Transferee shall be deemed to have warranted as true, accurate, and not misleading all the Data that have been provided by the Transferee to the Transferor relating to transfer to it of equity interest in Xi'an Huitian.  The Transferee hereby represents and warrants on the Date of Execution as follows:

5-1

Due Organization and Valid Existence

5-1-1 The Transferee is a duly organized and lawfully and validly existing limited liabilities company.  It has all the necessary capacity and authority to own its assets and for ongoing operation of its most current business.  The Transferee has true and accurate Enterprise Legal Person Business License and Articles of Association (collectively hereinafter, the "Transferee Constitutional Documents").

5-1-2 When the Transferor executes and delivers this Agreement or complies with provisions under this Agreement, it will

(a) not violate any provision of Business License, Articles of Association or other constitutional documents of the Transferee;

(b) to the extent the Transferee knows, not violate any PRC Law.

(c) any contract or agreement that has been entered into by the Transferee will not impact the Transferee's execution of this Agreement or its performance of obligations under this Agreement.

(d) this Agreement is binding on the Transferee from its formation.

5-2 Financial Capability

The Transferee warrants that it has the capability to pay all the Transfer Payment to the Transferor, and has reserved sufficient fund to pay the Transfer Payment according the terms and conditions of this Agreement.

Article 6       Covenants of Transferor

Except the liabilities otherwise specified herein, Transferor hereby further covenants as follows:

6-1    Unless Transferor acquires the prior written consent from Transferee, Transferor, as the shareholder of Xi'an Huitian, shall perform the following obligations from the Date of Execution to the Date of Transition:

6-1-1

To cause Xi'an Huitian to do business in the normal situation as it used to;

6-1-2

To cause Xi'an Huitian to take all the reasonable measures to protect its commercial reputation and maintain the relationship with its clients and suppliers, and not to conduct any act which will damage its commercial reputation;

6-1-3

To ensure that Xi'an Huitian will not conclude or make any contracts or commitments beyond its general or normal business scope which may have material effect on its assets, liabilities or current business;

6-1-4

To ensure that Xi'an Huitian will not declare any dividend or make any distribution on its capital or profits;

6-1-5

To ensure that Xi'an Huitian will not withdraw or pay any amount of cash to Transferor and its Affiliated Party in the form of management fee or in any form beyond its normal business scope;

6-2   Before the Date of Transition, Transferor will assist Xi'an Huitian to maintain or acquire any governmental approval, license, permit, consent or registration which are necessary for Xi'an Huitian's operation.

6-3   Before the Date of Transition, Transferor will assist Xi'an Huitian to maintain or apply for all the tax preferences or preferential treatment which may be enjoyed or will be enjoyed by Xi'an Huitian under PRC Laws.

Article 7       Covenants of Parties

7-1

Confidentiality.  Unless it is superseded by the similar agreements between both parties, the existence of this Agreement and the terms and conditions of this Agreement shall be kept secret and confidential, except information or material which shall be submitted to Government Authorities or Approval Authorities under the PRC laws or regulations and information which shall be disclosed under PRC and US laws or regulations.  Disclosing party shall give two (2) days' notice to the other party herein before the disclosure.

7-2

Notice.  During the period from the Date of Execution to the Date of Closing, Transferor shall notify Transferee any matter or situation which, to the extent of the Transferor's knowledge, will cause, or, under reasonable situations, may cause inaccuracy in Transferor's representations and warranties under Article 4 herein.  During the period from the Date of Execution to the date that Transferee pays all the Transfer Price,  Transferee shall notify Transferee any matter or situation which, to the extent of the Transferor's knowledge, will cause, or, under reasonable situations, may cause inaccuracy in Transferee's representations and warranties under Article 5 herein.

7-3

Management during Transition Period.  Entrusted management will be implemented during the transition period from the Date of Execution to the Date of Closing, that is, after Transferor receives from Transferee the second installment of RMB 12,000,000, Transferor shall entrust all the Subject Equity Interests to Transferee, and Transferee will dispatch management staff who will replace the management staff appointed by Transferor subject to the powers set forth in the constitutional documents of Xi'an Huitian.  Transferor agrees that Transferee will exercise all the powers of Transferor in Xi'an Huitian.  Upon Transferor's receiving the second installment paid by Transferee, this Agreement will be regarded as an Entrustment Agreement and will be performed immediately; it will be fully implemented within five (5) Business Days.  Transferee may request a notary public office to make a notarization of the entrustment, and Transferor will give its fullest cooperation.

7-4

Recourse.  Within two years after Transferee fully takes over the rights and interests of Xi'an Huitian previously held by Transferor, if it finds any Contingent Liabilities that arose before September 12, 2008 and was unknown to Transferee before the Date of Transition, Transferee will have the right to claim against Transferor after paying the Transfer Price.

Article 8       Expenses and Tax

8-1

The transaction charges, including the registration fee for the equity transfer, will be subject to the relevant national regulations and paid by both parties respectively.

8-2

The charges caused by equity transfer approval and the relevant public notice will be paid by the parties that have incurred such charges.

8-3

The service fees for intermediaries, including financial consultants, auditors or attorneys, relating to this equity transfer, will be determined by negotiation between both parties if they are hired by both parties, or paid by each engaging party if they are engaged separately.

8-4

The taxes related to this equity transfer will be reported and paid to the relevant tax authority by each party.  Transferor, Transferee and Xi'an Huitian will not be responsible for withholding taxes for any other party.  If failure by any party to pay the taxes according to the PRC Laws causes negative impact on any other party, the other parties so impacted will be entitled to damages from the responsible party.

Article 9       Non-assignment

Without the prior written consent by both parties, neither Transferor nor Transferee shall allocate or assign any rights and obligations under this Agreement.  However, each party entitled to assign all or part of its rights and obligations to the Affiliated Party it designates, if necessary, provided that both such parties shall be jointly and severally liable for their obligations hereunder.

Article 10       Notice

10-1

Any notice issued according to this Agreement will be written in Chinese in advance and may be delivered in person, by registered mail or facsimile to the other party.

10-2

Unless a fifteen (15) days' advance notice in writing is given to the other party, addresses of both parties are as follows:

Transferor
Fan Qingchun
Address:
Jiaozuo Antuo Co. Ltd
New Businesses Park, Hi-Tech Development Zone
Jiaozuo City, Henan
Postcode: 454003
Telephone: 0391-3966136
Fax: 0391-3966136

Transferee
Shandong Taibang Biological Products Co., Ltd
Address: No. 14 Hushandong Road, Tai'an City, Shandong Province
Postcode: 271000
Telephone: 0538-6217079
Fax: 0538-6206636
Contact: Zhao Chaoming

10-3

Both parties may notify other party and Xi'an Huitian in writing of change of address .

Article 11       Liability for Breach

11-1

Both parties hereby agree that if (i) one party breaches any representations and warranties herein; or (ii) one party breaches any covenant or stipulation herein (other than those breaches for which waiver has been given by the non-breaching party), which directly or indirectly cause any damage, claim, loss, legal action, lawsuit, penalty or other reasonable charges or expenses (including reasonable attorney fees) (collectively "Relevant Losses"), the breaching party shall indemnify and hold harmless the other party.

11-2

Transferee will pay the entire Transfer Price to Transferor according to this Agreement.  If Transferee fails to make the payment as scheduled, Transferee is deemed to be in breach of this Agreement, and Transferee will pay to Transferor  liquidated damages pursuant to this Agreement, except where Transferor has already breached this Agreement.

11-3

Transferor will perform all the obligations, representations and warranties according to this Agreement.  Transferor will handle legal procedures and entrustment procedures related to this equity transfer in accordance with the schedule set forth in this Agreement.  If Transferor fails to complete the procedures due to its own reason, Transferor is deemed to be in breach of this Agreement, and Transferor  will pay to Transferee liquidated damages pursuant to this Agreement, except where Transferee has already breached this Agreement .

Article 12       Settlement of Disputes and Governing Law

Any dispute arising out of or related to this Agreement shall be settled by friendly negotiation by both parties hereby.  If no resolution is attained through friendly negotiation, any party may bring a legal action at the competent court for the location where this Agreement is executed.  The execution, effectiveness, interpretation, performance, enforcement, amendment and termination of this Agreement will be governed by the laws of the PRC.

Article 13       Termination and Rescind of Contract

13-1

 This Agreement will be effective upon the execution.  No parties may terminate this Agreement unilaterally.

13-2

This Agreement will be terminated under the following situations:

13-2-1 Transferor and Transferee reach a written agreement to terminate this Agreement;

13-2-2 any material breach by any Party makes it impossible for this Agreement to be performed, and this Agreement is terminated after both Parties enter into an agreement for termination

13-3

If either Transferor or Transferee terminates this Agreement according to Article 13-1 herein, this Agreement will cease to be effective upon the date of its termination, and no party will be liable to the other party and its Affiliated Party, directors, management officers or employees, except for the obligations between both parties as set fort in the following provisions: Confidentiality, Notice, Settlement of Disputes and Governing Law.  In addition, this provision will not release any party from liabilities for breaches and due obligations that arise prior to the termination of this Agreement.

Article 14       Counterparts and Integration

This Agreement will be made in eight counterparts; each party will hold two of them, and certain copies will be submitted to the relevant authorities.  Each counterpart has the same legal effect.

Article 15       Waiver

Unless otherwise specified, no failure or delay by any party to exercise any right, power or privilege under this Agreement will operate as a waiver of any such right, power or remedy.  Any separate or partial exercise of any right, power or privilege will not impede the exercise of any other right, power or privilege.

――Signature Page――

IN WITNESS WHEREOF, both parties have executed this Agreement on October 10, 2008 in Xi'an.

Transferor: Fan Qingchun

Authorized Representative (signature):______________________________

Transferee: Shandong Taibang Biological Products Co., Ltd

Legal Representative or Authorized Representative (signature):______________________________

THELEN TRANSLATION (10-10-2008)

List of Exhibits to the Agreement

Exhibit 1        Audit Reports and Appraisal Reports

1、Audit Report for 2005（Shan Hua Shen Zi［2006］NO.230）
2、Audit Report for 2006（Zhong Xing Hua Shen Zi［2007］No.005）
3、Audit Report for 2007（Zhong Xing Zheng Xin Shen［2008］NO.010189）
4、Audit Report for January to August 2008（Zhong Rui Yue Hua Shan Zhuan Shen Zi［2008］No 003）
5.  Shan Hua Xi Ping Bao Zi (2007) No.14
6.  Shan Zhong Heng Xin Kuai Shi Ping Zi (2008) No. 004

Exhibit 2        Real Estate, Titles to Production Equipment and Security Interests

1、Property Ownership Certificate (Xi'an City Property Ownership Certificate Gao Xin Qu Zi No. 107510601-10-2)
2、Property Ownership Certificate (Xi'an City Property Ownership Certificate Gao Xin Qu Zi No. 107510601-10-1)
3、Right of Land Use Certificate (Xi Gao Ke Ji Guo Yong (2000) No. 37702)

Exhibit 3       A List of Intellectual Properties and Administrative Approvals

1、GMP Certificate H3934（scope of certification: blood products）
2、Medicine Production License - Shaan S20060157（production scope: blood products; Expiration Date: December 31, 2010）
3、Trademark Registration Certificate NO.1375266（HUITIAN Word-Trademark）
4.    Trademark Registration Certificate NO.1375264（"回天" Word-Trademark）
5、Trademark Registration Certificate NO.1383464（Image mark）
6、Approvals for Production
（1）Human Serum Albumin (HSA) 20％ 10g/bottle, Guo Yao Zhun Zi SF19990034
（2）Human Serum Albumin (HSA) 20％ 2g/bottle, Guo Yao Zhun Zi SF19990036
（3）Human Serum Albumin (HSA) 20％ 5g/bottle, Guo Yao Zhun Zi SF19990035
（4）Human Intravenous Immunoglobulin（pH4）1.0g/bottle, Guo Yao Zhun Zi SF20010059
（5）Human Intravenous Immunoglobulin（pH4）1.25g/bottle, Guo Yao Zhun Zi SF20010056
（6）Human Intravenous Immunoglobulin（pH4）10.0g/bottle, Guo Yao Zhun Zi SF20020055
（7）Human Intravenous Immunoglobulin（pH4）2.5g/bottle, Guo Yao Zhun Zi SF20010057
（8）Human Intravenous Immunoglobulin（pH4）5.0g/bottle, Guo Yao Zhun Zi SF20010058
（9）Human Normal Immunoglobulin 150mg/bottle, Guo Yao Zhun Zi SF20010054
（10）Human Normal Immunoglobulin 300mg/bottle, Guo Yao Zhun Zi SF20010053